Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143042

PROSPECTUS SUPPLEMENT DATED June 6, 2007

(To Prospectus Dated May 17, 2007)

CYPRESS SEMICONDUCTOR CORPORATION

$600,000,000

(aggregate principal amount)

1.00% Convertible Senior Notes due September 15, 2009

and the Common Stock Issuable upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The table captioned “Selling Securityholders” commencing on page 60 of the Prospectus is hereby amended to reflect the following additions and changes:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)		Percentage of Common Stock Outstanding (%)(2)
American Investors Life Insurance Company	600,000	*	25,105		*

Basso Fund Ltd.	332,000	*	13,891		*

Basso Holdings Ltd.	5,132,000	*	214,728		*

Basso Multi-Strategy Holding Fund Ltd.	1,308,000	*	54,728		*

Beamtenuersicherungskasse Des Kanton Zurich	5,500,000	*	230,126		*

Bernische Lehreruersicherungs Kasse	1,450,000	*	60,669		*

Brookline Avenue Master Fund, L.P.	1,500,000	*	83,527	(3)	*

CGNU Life Fund	500,000	*	20,921		*

Commercial Union Life Fund	700,000	*	29,289		*

Cowen and Company LLC	8,100,000	1.4	338,912		*

Fire Sticks, LP	228,000	*	9,540		*

Gemini Sammelstiftung Zur Forderling Der Personaluorsourge	650,000	*	27,197		*

Independence Blue Cross	545,000	*	22,803		*

Inflective Convertible Opportunity Fund I, Limited	2,600,000	*	108,787		*

Inflective Convertible Opportunity Fund I, L.P.	1,400,000	*	58,577		*

Institutional Benchmark Series-Ivan Segregated Acct	1,000,000	*	41,841		*

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (%)(2)
Jeffries Umbrella Fund—Global Convertible Bonds	8,600,000	1.4	359,833	*

Lyxor/Inflective Convertible Opportunity Fund	900,000	*	37,657	*

Morgan Stanley Convertible Securities Trust	700,000	*	29,289	*

Norwich Union Life and Pensions	1,400,000	*	58,577	*

Nuveen Preferred & Convertible Income Fund JPC	5,545,000	*	232,008	*

Nuveen Preferred & Convertible Income Fund JPC II	7,860,000	1.3	328,870	*

PensionKasse Der Antalis AG	100,000	*	4,184	*

PensionKasse Der Lonza AG	250,000	*	10,460	*

PensionKasse Der Rockwell Automation AG	200,000	*	8,368	*

PensionKasse Huntsman	200,000	*	8,368	*

PensionKasse Huntsman II	250,000	*	10,460	*

Personaluorsorge Der PV Promea	400,000	*	16,736	*

Police & Fire Retirement System of the City of Detroit	401,000	*	16,778	*

Polygon Global Opportunities Master Fund	24,500,000	4.1	1,025,105	*

Privilege Portfolio Sicav	5,000,000	*	209,205	*

Silvercreek Limited Partnership	8,000,000	1.3	334,728	*

Silvercreek II Limited	6,000,000	1.0	251,046	*

The City University of New York	103,000	*	4,310	*

Trustmark Insurance	257,000	*	10,753	*

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	32,374,000	5.4	1,354,561	*

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	2,626,000	*	109,874	*

UBS O’Connor LLC f/b/o O’Connor Global Convertible Bond Master Limited	1,000,000	*	41,841	*

Van Kampen Harbor Fund	1,300,000	*	54,393	*

Zurich Institutional Funds Wandelanleihen Global	2,400,000	*	100,418	*

*	Less than 1%
(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of approximately 41.84 shares of our common stock for each $1,000 principal amount of notes, or $23.90, subject to adjustment under certain circumstances as described under “Description of the Notes—Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,188,267 shares of common stock outstanding as of May 1, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(3)	Includes 20,765 shares of common stock previously held by Brookline Avenue Master Fund, L.P.